EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-137889 and 333-133071 of Infinity Energy Resources, Inc. (the “Company”) on Form S-3, and in the Registration Statements Nos. 333-44898, 333-71590, 333-96691, 333-107838, 333-117390 and 333-127934 of the Company on Form S-8, of our report dated March 9, 2007 relating to the consolidated financial statements of the Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the caption “Experts” in the Registration Statements.

/s/ Ehrhardt Keefe Steiner & Hottman PC

March 9, 2007
Denver, Colorado

E-7